Exhibit 3.1

SECOND AMENDED AND RESTATED BYLAWS

OF

WILLDAN GROUP, INC.

A DELAWARE CORPORATION

(Effective July 7, 2023)

I.	OFFICES
1.01Registered Office.  The registered office of Willdan Group, Inc. (the “Company”) shall be as set forth in the Company’s First Amended and Restated Certificate of Incorporation (as may be amended, restated, modified or supplemented form time to time, the “Certificate”).
1.02Additional Offices.  The Company may have such other offices, either within or without the State of Delaware, as the board of directors of the Company (the “Board of Directors”) may designate or as the business of the Company may require from time to time.
II.	MEETINGS OF STOCKHOLDERS
2.01Place of Meetings.  Meetings of stockholders shall be held at such place, if any, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and specified in the notice of the meeting. In the absence of such designation, stockholders’ meetings shall be held at the principal executive office of the Company. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware, as from time to time amended and in effect (the “Delaware General Corporation Law”), or any successor provision.
2.02Notice of Stockholders Meetings. Except as otherwise provided by applicable law, the Certificate or these Second Amended and Restated Bylaws (as may be further amended, restated, modified or supplemented from time to time, these “Bylaws”), notice of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of such meeting. Such notice shall specify the date, time, and place, if any, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting and, in the case of special meetings, the purpose or purposes of the meeting.
2.03Adjourned Meeting. Any meeting of stockholders, annual or special, whether or not a quorum is present, may be adjourned from time to time for any reason by either the chair of the meeting, or by the stockholders by the affirmative vote of the holders of a majority in voting power of all issued and outstanding shares of capital stock of the Company entitled to vote thereon, present in person, by remote communication, if applicable, or represented by proxy. Notwithstanding the provisions in Section 2.02 hereof, notice need not be given of any such adjourned meeting (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication) if the time, place, if any, and date of the meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting are (a) announced at the meeting at which the adjournment is taken, (b) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxyholders to participate in the meeting by means of remote communication, (c) set forth in the notice of meeting given in accordance with these Bylaws or (d) provided in any other manner permitted by the Delaware General Corporation Law; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally called, notice of the adjourned meeting shall be given in conformity with Section 2.02. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date so fixed for notice of such adjourned meeting. At such adjourned meeting, any business may be transacted that might have been transacted at the original meeting if such meeting had been held as originally called.
2.04Annual Meetings of Stockholders.
(a)The annual meeting of the stockholders of the Company, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and time as may be determined from time to time by the Board of Directors. Any annual meeting of stockholders previously scheduled by the Board of Directors may be postponed, rescheduled or cancelled by the Board of Directors or any director or officer of the Company to whom the Board of Directors delegates such authority, at any time before or after notice of such meeting has been given to stockholders. Nominations of persons for election to the Board of Directors and proposals of other business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the Company’s notice of meeting of stockholders (or any supplement thereto); (ii) by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the Company who was a stockholder of record at the time of giving the stockholder’s notice provided for in Section 2.04(b) of these Bylaws and who is a stockholder of record at the time of the annual meeting of stockholders, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 2.04. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than business included in the Company’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) before an annual meeting of stockholders.
(b)At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under applicable law, the Certificate and these Bylaws and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.
(1)For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 2.04(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Company on a timely basis as set forth in Section 2.04(b)(3) and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 2.04(c). Such stockholder’s notice shall include:
(A)as to each nominee such stockholder proposes to nominate at the meeting:
(1)the name, age, business address and residence address of such nominee,
(2)the principal occupation or employment of such nominee (present and for the past five years),
(3)the class or series and number of shares of each class or series of capital stock of the Company that are owned of record and beneficially by such nominee and a list of any pledge of or encumbrances on such shares,
(4)the date or dates on which such shares were acquired and the investment intent of such acquisition,
(5)such person’s written consent to be named in a proxy statement, accompanying proxy card and other filings as a nominee and to serve as a director if elected,
(6)the questionnaire, representation and agreement required by Section 2.04(b)(3), completed and signed by such nominee,

(7)a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings (whether written or oral) during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant and
(8)all other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed or provided to the Company pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and
(B)all other information required by Section 2.04(b)(4).

The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company and to determine the independence (as such term is used in any applicable stock exchange listing requirements or applicable law) of such proposed nominee or to determine the eligibility of such proposed nominee to serve on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, or that the Board of Directors determines, could be material to a reasonable stockholder’s understanding of the background, qualifications, experience, or independence, or lack thereof, of such proposed nominee and such proposed nominee shall provide such additional information within ten (10) days after it has been requested by the Board of Directors. The Board of Directors may require any proposed nominee to submit to interviews with the Board of Directors or any committee thereof, and such proposed candidate shall make himself or herself available for any such interviews within ten (10) business days after such interviews have been requested by the Board of Directors or any committee thereof. The number of nominees a stockholder may nominate for election at an annual meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at an annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. A stockholder may not designate any substitute nominees unless the stockholder provides timely notice of such substitute nominee(s) in accordance with this Section 2.04, in the case of an annual meeting, or Section 2.05, in the case of a special meeting (and such notice contains all of the information, representations, questionnaires and certifications with respect to such substitute nominee(s) that are required by these Bylaws with respect to nominees for director).

(2)Other than proposals sought to be included in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 2.04(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the Company on a timely basis as set forth in Section 2.04(b), and must update and supplement the information contained in such written notice on a timely basis as set forth in Section 2.04(c). Such stockholder’s notice shall include: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the Company’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) all of the information required by Section 2.04(b)(4).
(3)To be timely, the written notice required by Section 2.04(b)(1) or Section  2.04(b)(2) must be received by the Secretary at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th)

day, prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 2.04(b)(3), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than seventy (70) days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held (or deemed to have been held), notice by the stockholder to be timely must be so received not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the later of the close of business on (i) the ninetieth (90th) day prior to such annual meeting or (ii) the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall an adjournment or postponement of an annual meeting (or the public announcement thereof) for which notice has been given, or for which a public announcement of the date of the meeting has been made by the Company, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding anything in this Section 2.04(b)(3) to the contrary, in the event that the number of directors to be elected to the Board of Directors at an annual meeting is increased effective after the time period for which nominations would otherwise be due under this Section 2.04(b)(3) and there is no public announcement by the Company naming all of the nominees for director or, if no appointment was made, disclosing the vacancy at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with this Section 2.04, a stockholder’s notice required by this Section 2.04(b) that complies with the requirements in Section 2.04(b)(1), other than the timing requirements in this Section 2.04(b)(3), shall also be considered timely, but only with respect to nominees for the new positions created by such increase, if it shall be received by the Secretary at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.
(4)The written notice required by Section 2.04(b)(1) or Section 2.04(b)(2) shall also include, as of the date of the notice and as to the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made and any affiliate who controls either of the foregoing stockholder or beneficial owner, directly or indirectly (each, a “Proponent” and collectively, the “Proponents”):
(A)the name and address of each Proponent, including, if applicable, such name and address as they appear on the Company’s books and records;
(B) the class, series and number of shares of each class or series of the capital stock of the Company that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) by each Proponent (provided, that for purposes of this Section 2.04(b)(4), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the Company as to which such Proponent or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future);
(C)a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the Company) between or among any Proponent and any of its affiliates or associates, and/or any other persons (including their names) (each of the foregoing, a “Stockholder Associated Person”, including, in the case of a nominee, the nominee), including without limitation, any agreements, arrangements or understandings required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D, regardless of whether the requirement to file a Schedule 13D is applicable and any agreements, arrangements or understandings (whether oral or in writing) relating to any compensation or payments to be paid to any proposed nominees(s);
(D)a representation that the stockholder is a holder of record of shares of the Company at the time of giving notice, will be entitled to vote at the meeting, and that such stockholder (or a qualified representative thereof) intends to appear at the meeting to nominate the person or persons specified in the notice (with respect to a notice under 2.04(b)(1)) or to propose the business that is specified in the notice (with respect to a notice under Section 2.04(b)(2));
(E)a representation as to whether any Proponent or any other participant (as defined in Item 4 of Schedule 14A under the Exchange Act) will engage in a solicitation with respect to such nomination or proposal and, if so, the name of each participant in such solicitation and the amount of the cost of solicitation that has been and will be borne, directly or indirectly, by each participant in such solicitation, and a representation as to whether the Proponents intend, or are part of a group which intends, (x) to solicit proxies or votes in support of any proposed nominee in accordance with and as required by Rule 14a-19 promulgated under the Exchange Act (with respect to a notice under Section 2.04(b)(1)), (y) to deliver, or make available, a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s voting shares required to approve or adopt the proposal or elect the nominee or otherwise solicit proxies or votes from stockholders in support of such proposal (with respect to a notice under Section 2.04(b)(2)) and/or (z) to otherwise solicit proxies or votes from stockholders in support of such proposal or nomination;
(F)a description of any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has or shares a right, directly or indirectly, to vote any shares of any class or series of capital stock of the Company;
(G)to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice;
(H)a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve-month (12-month) period, including the date of the transactions and the class, series and number of securities involved in, and the material economic and voting terms of, such Derivative Transactions;
(I)a description of any material pending or threatened legal proceeding in which a Proponent is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company;
(J)a description of any other material relationship between a Proponent, on the one hand, and the Company, or an affiliate of the Company, on the other hand, including any direct or indirect material interest in any material contract or agreement;
(K)a certification that each Proponent has complied with all applicable federal, state and other legal requirements in connection with such Proponent’s acquisition of shares of capital stock or other securities of the Company and/or such Proponent’s acts or omissions as a stockholder or beneficial owner of the Company;
(L)any other information relating to a Proponent, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; and
(M)a representation that such Proponent will comply with the requirements of Section 2.04(c).
(c)A stockholder, beneficial owner, or nominee providing the written notice or information required by Section 2.04(b)(1) or 2.04(b)(2) shall update and supplement the information contained in such notice (other than the representation required by Section 2.04(b)(4)(E)) in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five (5) Business Days (as defined below) prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) Business Days prior to such adjourned or postponed meeting; provided, that no such update or supplement shall cure or affect the accuracy (or inaccuracy) of any representations made by any Proponent, any Stockholder Associated Person, or a nominee or the validity (or invalidity) of any nomination or proposal that failed to comply with this Section 2.04 or is rendered invalid as a result of any inaccuracy therein.  In the case of an update and supplement pursuant to clause (i) of this Section 2.04(c), such update and supplement must be received by the Secretary at the principal executive offices of the Company not later than five (5) Business Days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 2.04(c), such update and supplement shall be received by the

Secretary at the principal executive offices of the Company not later than two (2) Business Days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) Business Days prior to such adjourned or postponed meeting.
(d)To be eligible to be a nominee for election or re-election as a director of the Company pursuant to a nomination under clause (iii) of Section 2.04(a) or clause (ii) of Section 2.05(c), each Proponent must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.04(b)(1), Section 2.04(b)(3) or 2.05(c), as applicable) to the Secretary at the principal executive offices of the Company a written questionnaire (in the form provided by the Secretary within ten (10) days following a written request therefor by a stockholder of record) signed by the proposed nominee with respect to the background, qualifications, stock ownership and independence of such proposed nominee, the background of any other person or entity on whose  behalf the nomination is being made, and a written representation and agreement (in the form provided by the Secretary within ten (10) days following a written request therefor by a stockholder of record) that the proposed nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company in the questionnaire or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law; (ii) is not and will not become a party to any agreement, arrangement or understanding (whether written or oral) with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Company or a nominee that has not been disclosed in such questionnaire; (iii) would be in compliance, if elected as a director of the Company, and will comply with, all applicable rules of the exchanges upon which the securities of the Company are listed and all applicable publicly disclosed corporate governance, code of conduct and ethics, conflict of interest, confidentiality, corporate opportunities, stock ownership and trading and any other policies and guidelines of the Company applicable to directors and (iv) if elected as a director of the Company, intends to serve the entire term until the next meeting at which such candidate would face re-election.
(e)A person shall not be eligible for election or re-election as a director unless the person is nominated, in the case of an annual meeting, in accordance with clause (ii) or (iii) Section 2.04(a) and in accordance with the procedures set forth in Section 2.04(b), Section 2.05(c), Section 2.04(d) and this Section 2.04(e), as applicable, or in the case of a special meeting, in accordance with Section 2.05 and the requirements thereof. Only such business shall be conducted at any annual meeting of the stockholders of the Company as shall have been brought before the meeting in accordance with Section 2.04(c) and in accordance with the procedures set forth in Section 2.04(b), Section 2.04(c) and this Section 2.04(e), as applicable. Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by applicable law, in the event that any Proponent or Stockholder Associated Person (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act with respect to one or more proposed nominees and (ii) subsequently (x) fails to comply with the requirements of Rule 14a-19 promulgated under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Company that such Proponent has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the next sentence) or (y) fails to inform the Company that they no longer plan to solicit proxies in accordance with Rule 14a-19 under the Exchange Act by delivering written notice to the Secretary at the principal executive offices of the Company within two (2) Business Days after the occurrence of such change, then the nomination of each such proposed nominee shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that such nomination is set forth in (as applicable) the Company’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Company (which proxies and votes shall be disregarded). If any Proponent or Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Proponent or Stockholder Associated Person shall deliver to the Company, no later than five (5) Business Days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act. Notwithstanding anything to the contrary set forth herein, and for the avoidance of doubt, the nomination of any person whose name is included (as applicable) as a nominee in the Company’s proxy statement, notice of meeting or other proxy materials for any stockholder meeting (or any supplement thereto) as a result of any notice provided by any Proponent pursuant to Rule 14a-19(b) promulgated under the Exchange Act with respect to such proposed nominee and whose nomination is not made by or at the direction of the Board or any authorized committee thereof shall not be deemed (for purposes of clause (i) of Section 2.04(a) or otherwise) to have been made pursuant to the Company’s notice of meeting (or any supplement thereto) and any such nominee may only be nominated by a Proponent pursuant to clause (iii) of Section 2.04(a) and, in the case of a special meeting of stockholders, pursuant to and to the extent permitted under Section 2.05(c) of these Bylaws. Except as otherwise required by applicable law, the person presiding over the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures and requirements set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws (including, without limitation, compliance with Rule 14a-19), or the Proponent does not act in accordance with the representations required in this Section 2.04, to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), or that such business shall not be transacted, notwithstanding that such proposal or nomination is set forth in (as applicable) the Company’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such nomination or such business may have been solicited or received. Notwithstanding the foregoing provisions of this Section 2.04, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Company to present a nomination or proposed business, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election) and such proposed business shall not be transacted, notwithstanding that such nomination or proposed business is set forth in (as applicable) the Company’s proxy statement, notice of meeting or other proxy materials and notwithstanding that proxies or votes in respect of such vote may have been solicited or received by the Company. For purposes of this Section 2.04, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, shall be provided to the Secretary of the Company at least five (5) Business Days prior the meeting of stockholders.
(f)Certain Definitions.
(1)“affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act;
(2)“Business Day” means any day other than Saturday, Sunday or a day on which banks are closed in New York City, New York;
(3)“close of business” means 6:00 p.m. local time at the principal executive offices of the Company on any calendar day, whether or not the day is a Business Day;
(4)“Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company; (B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company; (C) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the Company; or (D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, directly or indirectly, with respect to any securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation or similar right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and
(5)“public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, GlobeNewswire or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or

15(d) of the Exchange Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the Company’s investor relations website.
(g)Notwithstanding the foregoing provisions of this Section 2.04, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.04; provided, however, that, to the fullest extent not prohibited by applicable law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 2.04(a). Nothing in these Bylaws shall be deemed to (i) affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (ii) confer upon any stockholder a right to have a nominee or any proposed business included in the Company’s proxy statement, or (iii) affect any rights of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate.
2.05Special Meetings of Stockholders.
(a)Subject to any rights of the holders of shares of any series of preferred stock then outstanding, special meetings of stockholders of the Company may be called only by the Chair of the Board of Directors, the Chief Executive Officer, or the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.
(b)The Board of Directors or the Chair of the Board of Directors shall determine the date and time of such special meeting. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 2.02.
(c)Only such business (including the election of specific individuals to fill vacancies or newly created directorships on the Board of Directors) shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the Company who is a stockholder of record at the time of giving notice provided for in this paragraph and who is a stockholder of record at the time of the special meeting, who is entitled to vote at the meeting and who complies with Section 2.04(b)(1), Section 2.04(b)(3), Section 2.04(b)(4), Section 2.04(c), and Section 2.04(d). The number of nominees a stockholder may nominate for election at a special meeting on its own behalf (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at a special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. In the event the Company calls a special meeting of stockholders for the purpose of submitting a proposal to stockholders for the election of one or more directors, any such stockholder of record entitled to vote in such election of directors may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company’s notice of meeting, if written notice setting forth the information required by Section 2.04(b)(1) and Section 2.04(b)(4) shall be received by the Secretary at the principal executive offices of the Company not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the later of the close of business on (i) the ninetieth (90th) day prior to such meeting or (ii) the tenth (10th) day following the day on which the Company first makes a public announcement of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 2.04(c) and comply with the requirements of Section 2.04(b)(1) and Section 2.04(d). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d)A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 2.05(c). Except as otherwise required by applicable law, the person presiding over the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures and requirements set forth in these Bylaws and, if any proposed nomination is not in compliance with these Bylaws (including, without limitation, compliance with Rule 14a-19 under the Exchange Act), or if the Proponent does not act in accordance with the representations required in Section 2.04, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nomination is set forth in (as applicable) Company’s proxy statement, notice of meeting, or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received. Notwithstanding the foregoing provisions of this Section 2.05, unless otherwise required by applicable law, if the stockholder (or a qualified representative of the stockholder (meeting the requirements specified in Section 2.04(e)) does not appear at the special meeting of stockholders of the Company to present a nomination, such nomination shall be disregarded (and such nominee disqualified from standing for election or re-election), notwithstanding that the nomination is set forth in (as applicable) the Company’s proxy statement, notice of meeting, or other proxy materials and notwithstanding that proxies or votes in respect of such nomination may have been solicited or received by the Company.
(e)Notwithstanding the foregoing provisions of this Section 2.05, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.05 and any failure to comply with such requirements shall be deemed a failure to comply with Section 2.04 or 2.05, as applicable; provided, however, that, to the fullest extent not prohibited by applicable law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 2.05(c).  Nothing in these Bylaws shall be deemed to (i) affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (ii) confer upon any stockholder a right to have a nominee or any proposed business included in the Company’s proxy statement, or (iii) affect any rights of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate.
2.06Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in Section 217(b) of the Delaware General Corporation Law. If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.
2.07Delivery to the Company. Whenever Section 2.04 or Section 2.05 of this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Company or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered to the principal offices of the Company exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Company shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Company expressly opts out of Section 116 of the Delaware General Corporation Law with respect to the delivery of information and documents to the Company required by Section 2.04 or Section 2.05 of this Article II.
2.08Fixing of Record Date.  For the purpose of determining stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a date as the record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) days nor less than ten (10) days prior to the date of such meeting. If the Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In the case of determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action.  If no record date is so fixed by the Board of Directors, the record date for the determination of stockholders for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such action.

2.09Stockholder List. The Company shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (or, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each such stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.09 shall require the Company to include electronic mail addresses or other electronic contact information on such list. The stockholder list shall be available for inspection by any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days ending on the day prior to the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Company. In the event the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.09 or to vote in person or by proxy at any meeting of stockholders. Except as otherwise provided by law, failure to comply with this section shall not affect the validity of any action taken at the meeting.
2.10Stockholder Quorum and Voting Requirements.  Unless otherwise provided in the Certificate, these Bylaws or required by law or any applicable stock exchange rules,
(a)the holders of a majority of the voting power of all issued and outstanding shares of capital stock of the Company entitled to vote thereat, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business;
(b)in all matters other than the election of directors, the affirmative vote of the majority of voting power of all issued and outstanding shares of capital stock of the Company present in person, by remote communication, if applicable, or represented by proxy at a meeting and entitled to vote generally on the subject matter shall be at the act of the stockholders;
(c)directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at a meeting and entitled to vote on the election of directors; and
(d)when a specified item of business requires a separate vote by a class or series (if the Company shall then have outstanding shares of more than one class or series) voting as a class or series, the holders of a majority in voting power of the issued and outstanding shares of such class or series entitled to vote thereon, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and the affirmative vote of the majority of shares of such class or classes present in person or represented by proxy at the meeting shall be the act of such class.
(e)The Board of Directors, in its discretion, or the Chair of the Board of Directors, or the presiding officer of a meeting of the stockholders, in such person’s discretion, may require that any votes cast (including election of directors) at such meeting shall be cast by written ballot. No ballot or change of vote will be accepted after the polls have been declared closed following the ending of the announced time for voting.
2.11Proxies.  At all meetings of stockholders, each stockholder entitled to vote may authorize another person or persons to act for such stockholder by proxy. No proxy shall be voted or acted upon after three (3) years from the date of its execution unless otherwise provided in the proxy. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Board of Directors.
2.12Voting of Shares.  Unless otherwise provided in the Certificate or the Delaware General Corporation Law, each outstanding share entitled to vote shall be entitled to one (l) vote upon each matter submitted to a vote at a meeting of stockholders.
2.13Election Inspectors.  The Company may and shall, if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (a) ascertain the number of shares outstanding and the voting power of each; (b) determine the shares represented at a meeting and the validity of proxies and ballots; (c) count all votes and ballots; (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the Delaware General Corporation Law, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the Delaware General Corporation Law, ballots and the regular books and records of the Company, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the Delaware General Corporation Law shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.
2.14Organization and Conduct of Meetings. Each meeting of the stockholders will be called to order and thereafter chaired by the Chair of the Board of Directors if any, or if he or she is unavailable, then by the Lead Independent Director (as defined below), if any, or if he or she is unavailable, then by the Chief Executive Officer, if any, or if he or she is unavailable, then by the President, if any, or if he or she is unavailable, then by such other officer of the Company or such stockholder as may be appointed by the Board of Directors. The Company’s Secretary or in his or her absence, an Assistant Secretary will act as secretary of each meeting of the stockholders. If neither the Secretary nor an Assistant Secretary is in attendance, the chair of the meeting may appoint any person (whether a stockholder or not) to act as secretary for the meeting. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following: (a) an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at, or participation in, the meeting to stockholders of record of the Company, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The chair of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the announced time for such filing of proxies has ended, no further proxies or changes, substitutions, or revocations of proxies will be accepted. If directors are to be elected, a tabulation of the proxies so filed will, if any person entitled to vote in such election so requests, be announced at the meeting (or adjournment thereof) prior to the closing of the election polls. Absent a showing of bad faith on his or her part, the chair of the meeting will, among other things, have absolute authority to fix the period of time allowed for the registration of stockholders and the filing of proxies, to determine the order of business to be conducted at such meeting, and to establish reasonable rules for expediting the business of the meeting and preserving the orderly conduct thereof (including any informal, or question and answer portions thereof). The chair of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the chair of the meeting should so determine, such chair shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered.
2.15Action Without a Meeting.
(a)Any action required or permitted to be taken by the stockholders of the Company may be effected only at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing or by electronic transmission by such stockholders in lieu of a meeting of stockholders.
(b)Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.
2.16Participation by Remote Communication.  If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at any annual or special meeting of stockholders may, by means of remote communication:
(a)Participate in any annual or special meeting of stockholders; and
(b)Be deemed present in person and vote at an annual or special meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Company shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Company shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Company.
III.BOARD OF DIRECTORS
3.01General Powers.  Unless otherwise provided in the Certificate or the Delaware General Corporation Law, the business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The Board of Directors may delegate the management of the day-to-day operation of the business of the Company, provided that the business and affairs of the Company shall remain under the ultimate direction and control of the Board of Directors.

3.02Number, Tenure, and Qualification of Directors. Subject to the rights of holders of any series of preferred stock provided for or fixed pursuant to the provisions of Article IV Section 2(a) of the Certificate, the authorized number of directors shall be fixed from time to time by a resolution of the Board of Directors. The directors will regularly be elected at each annual meeting of the stockholders, but directors may be elected at any other meeting of the stockholders. Each director shall hold office until his or her successor shall have been elected and qualified or until his or her earlier death, retirement, resignation or removal. No decrease in the number of authorized directors shall shorten the term of any incumbent director. Directors do not need to be residents of the State of Delaware or stockholders of the Company.
3.03Meetings of the Board of Directors.  Regular meetings of the Board of Directors shall be held at such place or places, if any, on such date or dates and at such time or times, as shall have been established by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including voice-messaging system or other system designed to record and communicate messages, facsimile or by electronic mail or other electronic means. A notice of each regular meeting shall not be required.
3.04Special Meetings of the Board of Directors. Unless otherwise restricted by the Certificate, special meetings of the Board of Directors may be held at such time and at such place, if any, as shall from time to time be determined by the Chair of the Board of Directors, if any, the Chief Executive Officer, if any, the Lead Independent Director, if any, the President, if any, or upon the written request of at least a majority of the directors then in office. Notice of the time and place, if any, of all special meetings of the Board of Directors shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, or by electronic mail or other means of electronic transmission at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid, at least three (3) days before the date of the meeting.
3.05Meetings by Electronic Communication Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all person participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.
3.06Waiver of Notice.  The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission.  All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.
3.07Director Quorum.  At any meeting of the Board of Directors or any committee thereof, a majority of the total number of directors then in office or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business, unless the Certificate or applicable law requires a greater number; provided, however, at any meeting, whether a quorum is present or otherwise, a majority of the directors present may adjourn the meeting to another time, without notice other than by announcement at the meeting.
3.08Directors.  Manner of Acting.
(a)The affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate or these Bylaws require a greater percentage and except as otherwise required by law.
(b)Unless the Certificate provides otherwise, any or all directors may participate in a regular or special meeting of the Board of Directors or any committee thereof by, or conduct the meeting through the use of, conference telephone or other communications equipment by means of which all persons participating in the meeting may hear each other, in which case any required notice of such meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. A director participating in a meeting by this means is deemed to be present in person at the meeting.

3.09Chair of the Board of Directors and Lead Independent Director.  The Board of Directors may elect a Chair of the Board of Directors. Subject to the provisions of these Bylaws and the direction of the Board of Directors, the Chair of the Board of Directors shall perform all duties and have all powers which are commonly incident to the position of Chair of the Board of Directors or which are delegated to him or her by the Board of Directors, shall preside at all meetings of the stockholders and Board of Directors at which he or she is present and shall have such powers and perform such duties as the Board of Directors may from time to time prescribe. If the Chair of the Board of Directors is not present at a meeting of or the Board of Directors, the Lead Independent Director, if any, or in his or her absence, the Chief Executive Officer, if any and if a director, or in his or her absence, a director elected by a majority of the directors present at such meeting shall so preside. If the Chair is not an independent director, one of the independent directors may be designated by the Board of Directors as independent lead director to serve until replaced by the Board of Directors (“Lead Independent Director”). If the Chair is not an independent director, the Lead Independent Director will preside over meetings of the independent directors and perform such other duties as may be established or delegated by the Board of Directors.
3.10Director Action Without a Meeting.  Unless the Certificate or these Bylaws provide otherwise, any action required or permitted to be taken by the Board of Directors or any committee thereof at a meeting may be taken without a meeting if the action is taken by unanimous consent of the Board of Directors or any committee thereof as evidenced by one (1) or more written consents describing the action taken, signed by each director, or by electronic transmission in accordance with law, and filed with the minutes or proceedings of the Board of Directors.
3.11Removal of Directors by Stockholders.  Except as limited by the Certificate or by law and subject to the rights of the holders of any series of preferred stock, any director or the entire Board of Directors may be removed with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors; provided, that if directors may be elected by cumulative voting, if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against removal of such director would be sufficient to elect such director if voted cumulatively (without regard to whether shares may otherwise be voted cumulatively) at an election of the entire Board of Directors.
3.12Board of Director Vacancies.  Unless the Certificate provides otherwise and except as otherwise provided by law, and subject to the rights of the holders of any series of preferred stock, provided for or fixed pursuant to the provisions of Article IV of the Certificate, any vacancy or newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
3.13Director Compensation.  Unless otherwise provided in the Certificate or these Bylaws, by resolution of the Board of Directors, each director may be paid his or her expenses, if any, of attendance at each meeting of the Board of Directors or any committee thereof, and may be paid a stated salary as director or a fixed sum for attendance at each meeting of the Board of Directors or any committee thereof, or both. No such payment shall preclude any director from serving the Company in any capacity and receiving compensation therefor.
3.14Rules and Regulations. The Board of Directors shall adopt such rules and regulations not inconsistent with the provisions of law, the Certificate or these Bylaws for the conduct of its meetings and management of the affairs of the Company as the Board of Directors shall deem proper.
3.15Committees of the Board of Directors.
(a)Creation of Committees.  Unless the Certificate provides otherwise, the Board of Directors may, by resolution, create one (l) or more committees and appoint members of the Board of Directors to serve on them. Each committee shall have one (l) or more members, the exact number of which shall be fixed from time to time by resolution of the Board of Directors.
(b)Selection of Members.  The creation of a committee and appointment of members to it shall be approved, by resolution, by the greater of (l) a majority of all the directors in office when the action is taken or (2) the number of directors required by the Certificate to take such action. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.
(c)Required Procedures.  To the extent not otherwise provided by resolution of the Board of Directors or fixed by the applicable committee, meetings and action of committees of the Board of Directors shall be governed by, and held and taken in accordance with, the provisions of Section 3.03 (Meetings of the Board of Directors), Section 3.04 (Special Meetings of the Board of Directors), Section 3.05 (Meetings by Electronic Communication Equipment), Section 3.06 (Waiver of Notice), Section 3.07 (Director Quorum), Section 3.08 (Directors. Manner of Acting), Section 3.10 (Director Action Without a Meeting), and Section 11.02 (Notice to Directors), and, with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members.
(d)Authority.  Unless limited by the Certificate and except to the extent limited by law, each committee may exercise those aspects of the authority of the Board of Directors in the management of the business and affairs of the Company which the Board of Directors confers upon such committee in the resolution creating the committee. Each committee may authorize the seal of the Company to be affixed to all papers which may require it; provided, however, no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any bylaw of the Company. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required of the Board of Directors. Any committee of the Board of Directors may adopt such rules and regulations not inconsistent with the provisions of law, the Certificate or these Bylaws for the conduct of its meetings as such committee may deem proper.
(e)Committee Terms.  The Board of Directors may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation or removal from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee.
3.16Director Resignations.  Any director or committee member may resign from his or her office at any time by written notice or electronic transmission delivered to the Board of Directors or the Secretary as required by law. Any such resignation will be effective upon its receipt unless some later time is therein fixed, and then from that time. Unless otherwise specified in such notice, the acceptance of a resignation will not be required to make it effective.
IV.OFFICERS
4.01Number of Officers. The officers of the Company shall be appointed by the Board of Directors and shall consist of, if and when designated by the Board of Directors, a Chief Executive Officer, a President, a Secretary and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors, each to have such authority, functions or duties as set forth in these Bylaws or as determined by the Board of Directors. If specifically authorized by the Board of Directors, an officer may appoint one (1) or more other officers or assistant officers. The same individual may simultaneously hold more than one (l) office in the Company unless otherwise prohibited by the Certificate or these Bylaws.
4.02Appointment and Term of Office.  Each officer shall serve at the pleasure of the Board of Directors and shall hold such title and office for such term and shall exercise such powers and perform such duties as may be prescribed by the Board of Directors and until a successor is duly elected and qualified or until such officer’s earlier death, resignation or removal as hereinafter provided.
4.03Resignation and Removal of Officers.  An officer may resign at any time by delivering notice in writing or by electronic transmission to the Board of Directors, the Chair of the Board of Directors, the Chief Executive Officer or the Secretary. Any such resignation is effective when the notice is delivered unless the notice specifies a later effective date or event, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the Company under any contract with the resigning officer. Any officer may be removed by the Board of Directors (or any duly authorized committee thereof) in its discretion and at any time, with or without cause, or by the Chief Executive Officer or by other superior offices upon whom such power of removal has been conferred by the Board of Directors, without prejudice to the rights, if any, of such officer under any contract to which it is party. Such removal shall be without prejudice to the contract rights, if any, of the person so removed. Appointment of an officer shall not of itself create contract rights.
4.04Vacancies.  A vacancy occurring in any office because of death, resignation, removal disqualification or otherwise shall be filled by the Board of Directors in the manner prescribed in these Bylaws for election or appointment to such office.
4.05Duties of Officers.  Officers of the Company shall have authority to perform such duties as may be prescribed from time to time by law, in these Bylaws, or by the Board of Directors.  Each officer of the Company (in the order designated herein or by the Board of Directors) will be vested with all of the powers and charged with all of the duties of his or her superior officer in the event of such superior officer’s absence, death, or disability.
4.06Checks; Drafts; Evidences of Indebtedness. From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes, bonds, debentures or other evidences of indebtedness that are issued in the name of or payable by the Company, and only the persons so authorized shall sign or endorse such instruments.
4.07Chief Executive Officer.  The Chief Executive Officer, if any, shall have general supervision, direction and control of the business and affairs of the Company and shall be responsible for corporate policy and strategy. The Chief Executive Officer shall, if present and in the absence of the Chair of the Board of Directors and the Lead Independent Director, preside at meetings of the stockholders.
4.08President.  The President of the Company shall have the general powers and duties of management usually vested in the office of president and general manager of a corporation and shall have such other authority and shall perform such other duties as may from time to time be assigned to him or her by the Board of Directors or Chief Executive Officer, if any.
4.09Vice Presidents.  A Vice President, if any, shall have such powers and duties as shall be prescribed by his or her superior officer, the President or the Chief Executive Officer, if any. A Vice President shall, when requested, counsel with and advise the other officers of the Company and shall perform such other duties as the President, the Chief Executive Officer, if any, or as the Board of Directors may from time to time determine.
4.10Chief Financial Officer.  The Chief Financial Officer shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Company. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Company and shall perform such other duties as the President or the Chief Executive Officer, if any, or as the Board of Directors may from time to time determine.
4.11Secretary.  The powers and duties of the Secretary are: (i) to act as Secretary at all meetings of the Board of Directors, of the committees of the Board of Directors and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; (ii) to see that all notices required to be given by the Company are duly given and served; (iii) to act as custodian of the seal of the Company and affix the seal or cause it to be affixed to all certificates of stock of the Company and to all documents, the execution of which on behalf of the Company under its seal is duly authorized in accordance with the provisions of these Bylaws; (iv) to have charge of the books, records and papers of the Company and see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and (v) to perform all of the duties incident to the office of Secretary. The Secretary shall, when requested, counsel with and advise the other officers of the Company and shall perform such other duties as the President, the Chief Executive Officer, if any, or as the Board of Directors may from time to time determine.

4.12Other Officers.   Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors which shall not be inconsistent with these Bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board may require any officer, agent or employee to give a security for the faithful performance of his or her duties. The Board of Directors may delegate to any other officer of the Company the power to choose such other officers and to prescribe their respective duties and powers.
4.13Additional Appointments.  In addition to the officers contemplated in this Article IV, the Board of Directors may appoint other agents of the Company with such authority to perform such duties as may be prescribed from time to time by the Board of Directors.
4.14Delegation of Authority.  The Board of Directors may from time to time delegate the powers or duties of any officers to any other officer or agent, notwithstanding any provision hereof.
V.CERTIFICATES FOR SHARES AND THEIR TRANSFER
5.01Certificates for Shares.
(a)Content.  Except as otherwise provided in a resolution approved by the Board of Directors, all shares of the Company issued shall be uncertificated shares. The foregoing shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Every holder of stock in the Company represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two authorized officers of the Company (it being understood that each of the Chair of the Board of Directors, the Chief Executive Officer, the President, the Treasurer, an Assistant Treasurer, the Secretary, and an Assistant Secretary shall be an authorized officer of the Company for such purpose), representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile signature. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issuance.
(b)Lost Certificates.  In the event of the loss, theft, or destruction of any certificate representing shares of the Company or of any predecessor corporation, the Company may issue (or, in the case of any such shares as to which a transfer agent and/or registrar have been appointed, may direct such transfer agent and/or registrar to countersign, register, and issue) a new certificate or issue uncertificated shares in place of any certificate, and cause the same to be delivered to the registered owner of the shares represented thereby; provided that such owner shall have submitted such evidence showing the circumstances of the alleged loss, theft, or destruction, and his, her, or its ownership of the certificate, as the Company considers satisfactory, together with any other facts that the Company considers pertinent; and further provided that, if so required by the Company, the owner shall provide a bond or other indemnity in form and amount satisfactory to the Company (and to its transfer agent and/or registrar, if applicable). The Board of Directors may adopt such other provisions and restrictions with reference to lost certificates, not inconsistent with applicable law, as it shall in its discretion deem appropriate.

5.02Registration of the Transfer of Shares.
(a)Registration of the transfer of shares of the Company shall be made only on the stock transfer books of the Company. In order to register a transfer, the record owner shall surrender the shares to the Company for cancellation, properly endorsed by the appropriate person or persons with reasonable assurances that the endorsements are genuine and effective.  Unless the Company has established a procedure by which a beneficial owner of shares held by a nominee is to be recognized by the Company as the owner, the Company will be entitled to treat the registered owner of any share of the capital stock of the Company as the absolute owner thereof to receive dividends and to vote as such owner, and, accordingly, will not be bound to recognize any beneficial, equitable, or other claim to, or interest in, such share on the part of any other person, whether or not it has notice thereof, except as may expressly be provided by applicable law.
(b) The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes or series owned by such stockholders in any manner not prohibited by the Delaware General Corporation Law.
5.03Additional Powers of the Board of Directors.  In addition to, and without limiting the powers set forth in these Bylaws, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, conversion and registration of certificates for shares of stock of the Company, including the use of uncertificated shares of stock, subject to the provisions of the Delaware General Corporation Law, other applicable law, the Certificate, and these Bylaws. The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.
VI.	DISTRIBUTIONS
6.01Distributions.  Subject to such requirements of the Delaware General Corporation Law and the provisions of the Certificate, the Board of Directors may from time to time declare, and the Company may pay or make, dividends or other distributions to its stockholders at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 3.10 hereof), and may be paid in cash, in property, or in shares of the Company’s capital stock or other securities of the Company. Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Company, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve. In the event that the Board of Directors declares a dividend on the capital stock of the Company pursuant to this Section 6.01, the Board of Directors may fix a record date in order that the Company may determine the stockholders entitled to receive payment of any dividend, which record date shall be fixed in accordance with Section 2.04.
VII.	GENERAL PROVISIONS
7.01Corporate Seal.  The Board of Directors may provide for a corporate seal of the Company that will have inscribed thereon any designation including the name of the Company, Delaware as the state of incorporation, the year of incorporation, and the words “Corporate Seal.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
7.02Fiscal Year. The fiscal year of the Company shall be fixed by resolution of the Board of Directors.
7.03Corporate Contracts and Instruments; How Executed.  Except as otherwise provided in these Bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Company. Such authority may be general or confined to specific instances. Unless otherwise specifically determined by the Board of Directors or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document may be effected manually, by facsimile or (to the extent permitted by applicable law and subject to such policies and procedures as the Company may have in effect from time to time) by electronic signature. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
7.04Voting of Securities Owned by the Company.  All stock and other securities of or interests in other corporations or entities owned or held by the Company for itself, or for other parties in any capacity, shall be voted, and all proxies and consents with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chair of the Board of Directors, the Chief Executive Officer, or the President.
7.05Maintenance and Inspection of Records. The Company shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books and other records. Any such records maintained by the Company may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.
7.06Reliance Upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.
7.07Emergency Bylaws.  In the event of any emergency, disaster or catastrophe, as referred to in Section 110 of the Delaware General Corporation Law or any successor provision, or other similar emergency condition, as a result of which a quorum of the Board of Directors or a standing committee of the Board of Directors cannot readily be convened for action, then the director or directors in attendance at the meeting shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate.
7.08Inconsistent Provisions.  In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate, the Delaware General Corporation Law or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.
7.09Construction.  Unless the context requires otherwise, the general provisions, rules of construction and definitions in the Delaware General Corporation Law shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
7.10Section Headings.  Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.
VIII.	INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
8.01Directors and Officers. The Company shall indemnify to the fullest extent permitted by the Delaware General Corporation Law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in a Proceeding, by reason of the fact that such person is or was a director or officer of the Company, or while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise (in each case, an “indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Company will not be required to indemnify or advance expenses to any director or officer in connection with any Proceeding (or part thereof) initiated by such person unless (a) the Proceeding (or part thereof) was authorized by the Board of Directors or (b) the Proceeding (or part thereof) is initiated to enforce rights to indemnification or advancement of expenses as provided under Section 8.03 or is a compulsory counterclaim brought by such person.

Any reference to an officer of the Company in this Article VIII shall be deemed to refer exclusively to the Chief Executive Officer, President, Chief Financial Officer, Secretary and any Assistant Secretary or other officer of the Company appointed by the Board of Directors pursuant to Article IV of these Bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the Board of Directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Company or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Company or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Company or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article VIII.

8.02Employees and Other Agents.  The Company shall have power to indemnify and advance expenses to employees and other agents to the fullest extent permitted by the Delaware General Corporation Law.
8.03Expenses.  The Company shall to the fullest extent permitted by law advance to any current or former director or officer of the Company, or to any person, who while serving as a director or officer of the Company, is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses incurred by such person in defending (or participating as a witness in) any Proceeding referred to in Section 8.01, or in connection with a Proceeding brought to establish or enforce a right to indemnification or advancement of expenses under Section 8.04; provided, however, that, if the Delaware General Corporation Law requires, or in the case of an advance of expenses made in a Proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses will be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified or entitled to advancement for such expenses under this Article VIII or otherwise.
8.04Enforcement.  Without the necessity of entering into an express contract, all rights to indemnification and advancement of expenses to directors and officers under this Article VIII will be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Company and the director or officer. Any right to indemnification or advancement of expenses granted by this Article VIII to a current or former director or officer will be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (a) the claim for indemnification or advancement of expenses is denied, in whole or in part, (b) a request for indemnification under Section 8.01 is not paid in full by the Company within forty-five (45) days after request therefor, or (c) if a request for an advancement of expenses under Section 8.03 is not paid in full by the Company within twenty (20) days after a written request has been received by the Company. The claimant in such enforcement action, if successful in whole or in part, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, will be entitled to be paid also the expense of prosecuting or defending the claim to the fullest extent permitted by the Delaware General Corporation Law. In (x) any suit brought to enforce a right to indemnification hereunder (but not in a suit brought to enforce a right to an advancement of expenses), and (y) any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Company (including its independent legal counsel, its stockholders or the Board of Directors) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its independent legal counsel, its stockholders or the Board of Directors) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a current or former director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise is on the Company.

8.05Non-Exclusivity of Rights. The rights conferred on any person by this Article VIII are not exclusive of any other right that such person may have or hereafter acquire under any applicable law, provision of the Certificate, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law.
8.06Survival of Rights.  The rights conferred on any person by this Article VIII will continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs, executors and administrators of such a person.
8.07Insurance.  To the fullest extent permitted by the Delaware General Corporation Law, the Company may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article VIII.
8.08Amendments.  Any repeal or modification of this Article VIII is only prospective and does not affect the rights under these Bylaws in effect at the time of the alleged occurrence of any action or omission to act that is the subject of any Proceeding for which indemnification or advancement of expenses is sought.
8.09Saving Clause.  If this Article VIII or any portion hereof is invalidated on any ground by any court of competent jurisdiction, then the Company will nevertheless indemnify and advance expenses to each director and officer to the full extent not prohibited by any applicable portion of this Article VIII that has not been invalidated, or by any other applicable law. If this Article VIII is invalid due to the application of the indemnification and advancement provisions of another jurisdiction, then the Company will indemnify and advance expenses to each director and officer to the full extent under applicable law.
8.10Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Company or who, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article VIII in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article VIII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or his or her successors shall be prospective only and shall not limit, eliminate or impair any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
8.11Other Indemnification. The Company’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise.

8.12Certain Definitions.  For the purposes of this Article VIII, the following definitions apply:
(a)The term “Proceeding” is to be broadly construed and includes, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or investigative, whether brought by or in the right of the Company or otherwise.
(b)The term “expenses” is to be broadly construed and includes, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any Proceeding.
(c)The term the “Company” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, stands in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
8.13References to “fines” include any excise taxes assessed on a person with respect to an employee benefit plan.
IX.AMENDMENTS
9.01Amendments.  These Bylaws may be amended, altered, changed or repealed or new Bylaws adopted only in accordance with the Certificate.
X.	EXCLUSIVE FORUM
10.01Exclusive Forum for Adjudication of Certain Corporate Law Claims. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Company, to the Company or the Company’s stockholders; (iii) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the Delaware General Corporation Law, the Certificate or the Bylaws; (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate or the Bylaws (including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine or otherwise related to the Company’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants.  This Section 10.01 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.
10.02Exclusive Federal Forum for Adjudication of Securities Act Claims. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

10.03Notice and Consent. To the fullest extent permitted by law, any person or entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of these Bylaws, including this Article X.
10.04Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
XI.NOTICES AND WAIVERS
11.01Notice to Stockholders. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under any provision of the Delaware General Corporation Law, the Certificate or these Bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Company. Notice shall be given (i) if mailed, when deposited in the United States mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at the stockholder’s address, or (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address (unless the stockholder has notified the Company in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the Delaware General Corporation Law to be given by electronic transmission). A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Company. A notice by electronic mail will include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Company who is available to assist with accessing such files or information. Any notice to stockholders given by the Company under any provision of the Delaware General Corporation Law, the Certificate or these Bylaws provided by means of electronic transmission (other than any such notice given by electronic mail) may only be given in a form consented to by such stockholder, and any such notice by such means of electronic transmission shall be deemed to be given as provided by the Delaware General Corporation Law. The terms “electronic mail,” “electronic mail address,” “electronic signature” and “electronic transmission” as used herein shall have the meanings ascribed thereto in the Delaware General Corporation Law.
11.02Notice to Directors. Any notice required to be given to any director may be given by the method stated in Section 11.01 or as otherwise provided in these Bylaws, with notice other than one that is delivered personally to be sent to such address or electronic mail address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address or electronic mail address of such director.
11.03Affidavit of Mailing. An affidavit of notice, executed by a duly authorized and competent employee of the Company or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.
11.04Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.
11.05Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under applicable law or any provision of the Certificate or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under any provision of the Delaware General Corporation Law, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

11.06Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the Delaware General Corporation Law, any notice given under the provisions of the Delaware General Corporation Law, the Certificate or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the Company within sixty (60) days of having been given notice by the Company of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the Company. Notice shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in Rule 14a-3(e) under the Exchange Act and Section 233 of the Delaware General Corporation Law.
11.07Waiver. Whenever notice is required to be given under any provision of the Delaware General Corporation Law, the Certificate or the Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate or the Bylaws.